Registration Statement No. 333-184193 Dated February 10, 2015; Rule 433

Final Terms of the Notes

Issuer : Deutsche Bank AG, London Branch
Issuer Rating : A CreditWatch Negative (SandP), A3 Negative (Moody's), A+
Negative (Fitch) Form of Debt : Senior, unsecured Lead Manager : Deutsche Bank
Securities Nominal Amount : USD 500,000,000 Trade Date : 10 February 2015 Issue
Date : 13 February 2015 Maturity Date : 13 February 2018 Coupon : 3-month   USD
Libor plus 0.68%  Re-offer  Price : 100.00%  Day Count Basis : Actual/360, adjusted modified following
Payment Dates : Quarterly in arrears, payable 13 February, 13 May, 13 August and 13 November of each year, commencing 13 May 2015 Early Redemption : None
Redemption : 100.00%  Business Days : New York and London Listing : None
Denominations : USD 1,000 ISIN : US25152RYE79 CUSIP : 25152RYE7 Co-managers   :
BBandT Capital Markets, a division of BBandT Securities, LLC, BNY Mellon Capital
Markets, LLC, Drexel Hamilton, LLC, FTN Financial Securities Corp, The
Huntington Investment Company, KeyBanc Capital Markets Inc. , Mischler
Financial  Group, Inc. , PNC Capital Markets LLC, RBC Capital Markets, LLC,
Regions Securities LLC, Scotia Capital (USA) Inc. , TD Securities (USA) LLC, U.
S.  Bancorp Investments, Inc.  Settlement : DTC and Euroclear/Clearstream
Calculation Agent : Deutsche Bank AG, London Branch Documentation : SEC
Registered Resolution Measures:  Holders of the notes will be bound by and will be deemed to consent to the imposition of any Resolution Measures (as defined below) by the Issuer's competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes. Please see
"Resolution Measures" below for more information.
Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement, prospectus and prospectus addendum.
[] Prospectus supplement dated September 28, 2012: http://www. sec.
gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21. pdf

[] Prospectus dated September 28, 2012: http://www. sec.
gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21. pdf

[] Prospectus addendum dated December 24, 2014: http://www. sec.
gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.   pdf

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.   You may obtain these documents without
cost by visiting EDGAR on the SEC website at www. sec. gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement and this term sheet if you so request by calling toll-free  1-800-503-4611.

Registration Statement No. 333-184193 Dated February 10, 2015; Rule 433

RESOLUTION MEASURES

On May 15, 2014, the European Parliament and the Council of the European Union
published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the "Bank Recovery and Resolution Directive"). The Bank Recovery and Resolution
Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz,
or "SAG"), which went into effect on January 1, 2015. SAG may result in the notes being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, "non-viable" (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution
Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority.
Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) any transfer of the notes to another entity, the amendment of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a "Resolution
Measure."

Furthermore, by acquiring the notes, you:

[] are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; (iii) and that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us,
Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust
Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the "Indenture"),  or for the purpose of the Trust Indenture Act of 1939, as amended (the "Trust
Indenture Act  "); [] waive, to the fullest extent permitted by the Trust
Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes; and [] will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes and (ii) authorized, directed and requested DTC and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor "The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us" on page 2 of the prospectus addendum.
THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER
RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH
MEASURE BECOMES APPLICABLE TO US -- By acquiring the notes, you will have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any
Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of the Trust Indenture Act.
Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.

Registration Statement No. 333-184193 Dated February 10, 2015; Rule 433

associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.
In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.